UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 24, 2021

GLOBAL PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161
800 South Street
Waltham, Massachusetts 02454-9161
(Address of Principal Executive Offices)

(781) 894-8800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	GLP	New York Stock Exchange

9.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests	GLP pr A	New York Stock Exchange

9.50% Series B Fixed Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests	GLP pr B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01                    Entry into a Material Definitive Agreement.

On November 24, 2021, Global Partners LP (the “Partnership”), through its subsidiary Global Companies LLC, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Revere MA Owner LLC (the “Buyer”) pursuant to which the Buyer will acquire the Partnership’s terminal located in Boston Harbor in Revere, Massachusetts (the “Revere Terminal”) for a purchase price of $150.0 million in cash.  The Partnership estimates that gross proceeds to the Partnership from the sale of the Revere Terminal after adjustments will be in excess of $100.0 million.

In connection with the closing under the Purchase Agreement, the Partnership will enter into a leaseback agreement with the Buyer pursuant to which the Partnership will lease back key infrastructure at the Revere Terminal, including certain tanks, dock access rights, and loading rack infrastructure, to allow the Partnership to continue business operations at the terminal post-closing.

The Buyer will assume all liabilities and obligations of the Partnership related to the Revere Terminal and the underlying real property, except for certain retained environmental liabilities as identified in the Purchase Agreement. The Purchase Agreement contains representations and warranties by the parties customary for a transaction of this nature. The sale of the property is “as is, where is” with all faults known and unknown.

The disposition is expected to close in the first half of 2022 and is subject to customary closing conditions as well as a diligence period of 64 days following the date of the Purchase Agreement during which the Buyer may terminate the Purchase Agreement for any reason.

The Partnership initially acquired the Revere Terminal for $23.65 million pursuant to the terms of the Agreement of Purchase and Sale dated January 14, 2015 (the “Initial Purchase Agreement”) among Global Companies LLC and affiliates of the Slifka family (collectively, the “Initial Seller”) more completely described in the Partnership’s Current Report on Form 8-K filed on January 21, 2015 (the “1/21/15 8-K”), which is incorporated herein by reference.  As described in greater detail in the 1/21/15 8-K, the Initial Seller will receive a portion of the net proceeds from the sale of the Revere Terminal. Eric Slifka, President and Chief Executive Officer and Vice Chairman of the Board of Directors of the general partner of the Partnership, and Richard Slifka, Chairman of the Board of Directors of the general partner of the Partnership, each have an ownership interest in the Initial Seller.

The disposition of the Revere Terminal to the Buyer has been unanimously approved by the Conflicts Committee of the Board of Directors and the Board of Directors of the general partner of the Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC
its general partner

Dated: December 1, 2021	By:	/s/ Sean T. Geary
Sean T. Geary
Acting General Counsel, Secretary and
Vice President – Mergers & Acquisitions